UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2010

PRIMUS TELECOMMUNICATIONS

GROUP, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-29092	54-1708481
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Registrant’s telephone number, including area code: (703) 902-2800

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 12, 2010 (the “Effective Date”), Primus Telecommunications Group, Incorporated (the “Company”) and Peter D. Aquino entered into an Employment Agreement (the “Employment Agreement”). In connection with, and pursuant to, the execution of the Employment Agreement, the Board of Directors of the Company (the “Board”) appointed Mr. Aquino as the Chairman, President and Chief Executive Officer of the Company.

Mr. Aquino, age 49, most recently served as President and Chief Executive Officer from December 2004 to August 2010 of RCN Corporation, a provider of all-digital and HDTV, high-speed data, and voice services to residential and small to medium sized business customers, as well as high-capacity transport to large enterprise and carrier customers. Mr. Aquino has served as a Director of the Company since July 2009, and currently is a Board member of United Way of America and Tivo, Inc. Prior to the execution of the Employment Agreement, Mr. Aquino was a member of the Company’s Compensation Committee, Audit Committee, and Nominating and Governance Committee. Upon the execution of the Employment Agreement, Mr. Aquino will no longer serve as a member of any of those Company committees. The Company considered the experience, qualifications, attributes and skills of Mr. Aquino in concluding that he should serve as a director, and in particular, Mr. Aquino’s experience as a public company chief executive officer and telecommunications executive and his extensive operating experience with digital, high-speed data and voice services, as this experience complements the Company’s operating and strategic objectives, including our growth services objectives. Mr. Aquino excused himself from any and all deliberations and determinations of the Board, and of the Company’s committees, in regard to his potential employment with the Company and resulting Employment Agreement.

The Employment Agreement provides for a term of employment beginning on October 12, 2010 (the “Start Date”) until the earlier of (1) March 31, 2014, (2) the termination of Mr. Aquino’s employment by either party by written notice of termination given to the other party at least six months in advance of such termination, or (3) Mr. Aquino’s death or disability (as defined in the Employment Agreement). If Mr. Aquino’s employment is not renewed by the Company upon the termination of the Employment Agreement, subject to the satisfaction of certain other specified conditions, including the execution of a separation and release agreement, the Company shall pay Mr. Aquino an amount equal to one year of his base salary in the year prior to termination; and Mr. Aquino will be entitled to continued participation in the welfare benefit plans of the Company during the one-year period following his termination. If Mr. Aquino chooses not to renew his employment upon the termination of the Employment Agreement, he will not be entitled to any severance pay and shall cease to participate in the welfare benefit plans of the Company subsequent to his termination.

If Mr. Aquino is terminated by the Company for cause (as defined in the Employment Agreement), or voluntary resigns (other than for good reason (as defined in the Employment Agreement)) prior to March 31, 2014, Mr. Aquino will be entitled to his base salary, benefits and unreimbursed business expenses through the date of termination. Upon Mr. Aquino’s death or disability, Mr. Aquino, or his estate, as applicable, will be entitled to all previously earned and accrued, but unpaid, base salary and bonuses up to the last day of the month in which Mr. Aquino death occurs, or up to the date which Mr. Aquino becomes entitled to receive disability benefits under the Company’s long-term disability plan. If Mr. Aquino is involuntary terminated by the Company without cause (other than on an account of death or disability), or if Mr. Aquino terminated his employment for good reason, prior to March 31, 2014 or upon a change in control (as defined in the Employment Agreement), and subject to the satisfaction of certain other specified conditions, including the execution of a separation and release agreement, then Mr. Aquino will be entitled to (1) all previously earned and accrued, but unpaid, base salary as of the date of termination, plus an amount equal to the Target Bonus (as defined below) prorated for the year through the date of termination, (2) severance pay equal to two (2) times the sum of base salary plus the Target Bonus in the year of termination, (3) all outstanding stock options, and other equity grants, as applicable, granted to Mr. Aquino will become 100% vested and will be exercisable in accordance with their terms, and (4) continued participation in the welfare benefit plans of the Company that Mr. Aquino participated in prior to his termination for a period of one year following his termination, subject to certain restrictions.

Pursuant to the Employment Agreement, Mr. Aquino will earn an annualized base salary of $650,000 from the Start Date until December 31, 2011, an annualized base salary of $700,000 from January 1, 2012 to December 31, 2012, and an annualized base salary of $750,000 from January 1, 2013 to March 31, 2014. The respective annualized base salary will be prorated for the time period of the Start Date to December 31, 2010, and for the time period of January 1, 2014 to March 31, 2014. Mr. Aquino will also be entitled to annual calendar year performance bonuses, with a target cash bonus of 100% of his base salary (the “Target Bonus”) upon accomplishment of certain performance objectives established by the Compensation Committee of the Board. In addition to the foregoing, the Employment Agreement provides for four different cash, restricted stock or restricted stock unit awards payable to Mr. Aquino. First, Mr. Aquino will receive a grant of 164,500 restricted shares of common stock of the Company (“Initial Award”) pursuant to the Company’s 2009 Management Compensation Plan. The shares subject to the Initial Award will vest in three installments of 54,833 shares, 54,833 shares and 54,834 shares, provided Mr. Aquino is still employed with the Company on each such vesting date, on January 1, 2011, January 1, 2012 and January 1, 2013, respectively.

Second, the Employment Agreement provides for an initial long term incentive award (the “Initial Long Term Incentive Award”) to reflect a significant and substantial increase above the trailing 60 day average share price of the Company’s common stock prior to the Effective Date. The Initial Long Term Incentive Award is composed of three separate award tranches, payable on June 30, 2011 in cash or restricted stock units of the Company’s common stock (“RSUs”) at the Company’s option. If the closing price of the Company’s common stock reaches $12.00 any time prior to July 1, 2011, Mr. Aquino will receive $657,996 or 54,833 RSUs. If the closing price of the Company’s common stock reaches $14.00 any time prior to July 1, 2011, Mr. Aquino will receive $767,662 or 54,833 RSUs. If the closing price of the Company’s common stock reaches $16.00 any time prior to July 1, 2011, Mr. Aquino will receive $877,344 or 54,834 RSUs.

Third, the Employment Agreement provides for a second long term incentive award (the “Second Long Term Incentive Award” and, together with the Initial Long Term Incentive Award, the “Long Term Incentive Award”) covering the period commencing on July 1, 2011 through March 31, 2014. The Second Long Term Incentive Award is composed of three separate award tranches, payable within 30 days after the target closing price with respect to an applicable tranche is attained, and is payable in cash or RSUs at the Company’s option. If the closing price of the Company’s common stock reaches $12.00 any time between July 1, 2011 and March 31, 2014, Mr. Aquino will receive $657,996 or 54,833 RSUs. If the closing price of the Company’s common stock reaches $14.00 any time between July 1, 2011 and March 31, 2014, Mr. Aquino will receive $767,662 or 54,833 RSUs. If the closing price of the Company’s common stock reaches $16.00 any time between July 1, 2011 and March 31, 2014, Mr. Aquino will receive $877,344 or 54,834 RSUs. Each respective tranche will only be awarded to the extent that the corresponding tranche was not previously awarded under the Initial Long Term Incentive Award. Therefore, no amounts are payable pursuant to the Second Long Term Incentive Award that would be duplicative of any amounts paid pursuant to the Initial Long Term Incentive Award.

Fourth, the Employment Agreement provides for three different short term incentive awards (together, the “Short Term Incentive Awards” and each, a “Short Term Incentive Award”) of up to an aggregate $5,040,000 in cash or RSUs, at the option of the Company. The vesting of each respective Short Term Incentive Award amount will be based on time and performance. At the time each Short Term Incentive Award is first payable or to vest, one-half of the possible total amount of such respective award will be payable or qualified to vest to Mr. Aquino based on his continued employment at that time. The amount of the other one-half of such Short Term Incentive Award that will become payable or vest will be determined at the time such award is first payable or to vest and be based on achievement of certain operational objectives, established by the Compensation Committee of the Board, in the one-year period following the initial grant of the respective Short Term Incentive Award. The first short term incentive award will be in an amount up to $1,560,000 in cash or RSUs and will be payable or vest equally over a three year period on March 31, 2012, March 31, 2013 and March 31, 2014. The second short term incentive award will be in an amount up to $1,680,000 in cash or RSUs and will be payable or vest equally over a two year period on March 31, 2013 and March 31, 2014. The third short term incentive award will be in an amount up to $1,800,000 in cash or RSUs and will be payable or vest on March 31, 2014. The amount of RSUs will be determined based on the award amount divided by the trailing 10 day average closing price of the Company’s common stock.

The Employment Agreement provides for an increase in the number of shares of the Company’s common stock subject to the Initial Award and the Long Term Incentive Award if the Company issues, within 10 months of the Effective Date, more than 1,288,000 shares of the Company’s common stock other than in connection with (i) the exercise, conversion or exchange of previously issued equity securities, or (ii) the exercise, conversion or exchange of previously issued or subsequently issued debt securities or securities issued pursuant to clauses (iii) or (iv) below, or (iii) securities issued pursuant to grants to employees and consultants of the Company, or (iv) securities issued pursuant to any public offering. The amount of the increase will be equal to five percent of the shares issued.

Further, while employed, the Company will pay the premiums on a disability insurance policy for Mr. Aquino and reimburse Mr. Aquino for up to $10,000 in out of pocket medical expenses and financial planning services per year and up to $15,000 in out of pocket legal expenses for the negotiation of the Employment Agreement.

Mr. Aquino is subject to non-compete and non-solicit restrictive covenants during the term of his employment and for a period of one year (regardless of how, when or why Mr. Aquino’s employment terminates) following the termination of his employment. Mr. Aquino is also subject to restrictive covenants prohibiting disclosure of confidential information and intellectual property of the Company.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated as of October 12, 2010

10.2	Restricted Stock Agreement, dated as of October 12, 2010

99.1	Press Release dated October 13, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

Date: October 12, 2010	By:	/s/ Thomas D. Hickey
Thomas D. Hickey
Secretary and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, dated as of October 12, 2010

10.2	Restricted Stock Agreement, dated as of October 12, 2010

99.1	Press Release dated October 13, 2010